Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2005 Second Quarter Financial Results

Princeton, N.J.; August 4, 2005 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the three-month period ended June 30, 2005. During this period, Medarex’s net loss was $30.8 million, or ($0.28) per share, as compared to a net loss of $43.6 million, or ($0.55) per share, for the same period in 2004. The net loss for the second quarter of 2005 includes a non-cash impairment charge of $9.0 million ($0.08 per share) related to an additional write-down of Medarex’s investment in IDM S.A. The write-down in IDM was calculated based on the terms of a proposed merger of IDM with Epimmune Inc., which was announced in March 2005 and is expected to close in the third quarter of 2005.

Total revenues for the second quarter of 2005 were $18.5 million as compared to $1.9 million for the second quarter of 2004. The increase in revenue for the second quarter of 2005 was primarily the result of the reimbursement of product development costs from certain of our collaborations and milestone payments received from our contract and licensing business.

Research and development (R&D) expenses for the second quarter of 2005 increased by $5.7 million, from $30.1 million for the same period in 2004 to $35.8 million in 2005. This increase was primarily attributable to increased clinical trial costs for our MDX-010 program and an increase in certain technology access fees associated with our research pipeline. General and administrative expenses increased by $0.6 million for the second quarter of 2005, from $5.5 million for the same period in 2004 to $6.1 million in 2005.

Equity in net loss of affiliate, a non-cash expense, decreased from $5.6 million in the second quarter of 2004, to $0 for the same period in 2005.  No expense was recorded in the second quarter of 2005 since the carrying value or basis of our investment in Genmab A/S was reduced to zero in the first quarter of 2005 and, accordingly, recognition of Medarex’s share of Genmab’s net losses has been suspended indefinitely. At the end of the second quarter of 2005, the market value of Medarex’s equity interest in Genmab was approximately $127.4 million.

Medarex ended the second quarter of 2005 with approximately $364.8 million in cash, cash equivalents, marketable securities and segregated cash.

Medarex’s product development and business accomplishments during the second quarter of 2005 include the following:

•                  Presenting durable response data from the MDX-010/MDX-1379 Phase II clinical trial in metastatic melanoma at the Annual Meeting of the American Association of Cancer Research (AACR);

•                  Presenting response data from the MDX-010 Phase II clinical trial in renal cancer (monotherapy) at the Annual Meeting of the American Society of Clinical Oncology (ASCO);

•                  Presenting response and survival data from the MDX-010/DTIC Phase II clinical trial in metastatic melanoma at the Annual Meeting of the American Society of Clinical Oncology (ASCO);

•                  Initiating a Phase I clinical trial of MDX-1100, a fully human anti-IP10 antibody, for the treatment of ulcerative colitis;

•                  Entering into a collaboration with Boehringer Ingelheim for the development of fully human antibodies for a variety of diseases, including cancer and inflammatory conditions;

•                  Entering into a joint collaboration with Ono Pharmaceutical Co. Ltd. for the development of a fully human anti-PD-1 antibody for the potential treatment of cancer;

•                  Announcing the expansion of our agreement with Cytos Biotechnology AG to include new drug targets in diseases of interest, in addition to immunological diseases;

•                  Announcing the expansion of our license agreement with BioWa, Inc. to use the Potelligent™ Technology for the enhancement of antibody-dependent cellular cytotoxicity (ADCC) function of selected Medarex antibodies; and

•                  Announcing that Dr. Donald L. Drakeman, CEO of Medarex, is a recipient of the Ernst & Young Entrepreneur of the Year 2005 Award, in recognition as one of the “outstanding entrepreneurs who are building and leading dynamic and growth businesses” in New Jersey.

Financial Guidance

We are updating our guidance from that previously provided on May 9, 2005, with respect to our projected revenues for the full year of 2005. We expect revenues for the full year of 2005 to be in the range of $33 to $38 million, an increase from the previously estimated $20 to $25 million. We are not revising our previously provided full year 2005 guidance on the cash burn rate per month, R&D expense, G&A expense, capital expenditures, net interest income or headcount.

Factors that may cause variations in our earnings statements and other risks and uncertainties are discussed in the section below entitled “Statement on Cautionary Factors,” and in our Securities and Exchange Commission filings.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Twenty-three of these therapeutic products derived from Medarex technology are currently in human clinical testing, with two of the most advanced products presently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include, among other things, risks associated with our goals, plans and projections regarding our financial position and results of operations, including any financial guidance, risks associated with our product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

 (See attached table.)

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Contract and license revenues	$11,716	$1,910	$18,248	$3,839
Reimbursement of development costs	6,821	—	8,800	—
Total revenue	18,537	1,910	27,048	3,839
Costs and expenses:
Research and development	35,751	30,124	64,877	53,112
General and administrative	6,117	5,495	11,852	11,303
Operating loss	(23,331)	(33,709)	(49,681)	(60,576)
Equity in net loss of affiliate	—	(5,606)	(1,657)	(10,372)
Interest income (expense), net	1,670	(2,070)	3,034	(1,401)
Impairment loss on investments in partners	(9,001)	—	(29,265)	(316)
Additional payments related to asset acquisition	—	—	69	—
Net loss on extinguishment of debt	—	(2,165)	—	(1,839)
Pre tax loss	(30,662)	(43,550)	(77,500)	(74,504)
Provision for income taxes	138	3	196	9

Net loss	$(30,800)	$(43,553)	$(77,696)	$(74,513)

Basic and diluted net loss per share:	$(0.28)	$(0.55)	$(0.71)	$(0.94)
Weighted average number of common shares outstanding during the year - basic and diluted	111,059	79,523	109,052	79,514

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$363,069	$374,507
Segregated cash	—	12,301
Other current assets	22,925	6,708
Property, buildings and equipment, net	86,546	89,880
Investments in, and advances to affiliate and partners	22,422	53,345
Segregated cash - non current	1,700	1,700
Other assets	7,585	10,904
	$504,247	$549,345

Current liabilities	$38,179	$52,406
Other liabilities	114,583	92,564
Convertible notes	150,000	296,986
Shareholders’ equity	201,485	107,389
	$504,247	$549,345

(1) Derived from the December 31, 2004 audited financial statements.  For further information, refer to the financial statements and footnotes there to included in the Company’s annual report on Form 10-K for the year ended December 31, 2004.